EXHIBIT 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com

Universal Corporation Reports Annual Results
Richmond, VA • May 25, 2022 / PRNEWSWIRE
___________________________________________________________________________________
George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “I am proud of our fiscal year 2022 results which were generally comparable to those in fiscal year 2021. During fiscal year 2022, we continued to face a very challenging logistical environment in many of our key tobacco regions. Strong performance from our Ingredients Operations segment offset some challenges that reduced results in our Tobacco Operations segment.

“Our plant–based ingredients platform is coming together nicely and is exceeding our expectations. With the acquisition of Shank’s Extracts, LLC (“Shank’s”), we are now positioned to offer our customers a broad range of products, from fruit and vegetable juices, concentrates, and dehydrated ingredients to botanical extracts and flavorings. In fiscal year 2022, the Ingredients Operations segment saw increased demand for organic-based products and continued strong volumes for human and pet food categories as well as for vanilla extracts.

“Ongoing shipping constraints reduced our Tobacco Operations segment results for the year and quarter ended March 31, 2022, as a result of continued limitations in worldwide shipping availability stemming from the COVID-19 pandemic. Due to the logistical constraints in fiscal year 2021, we had carryover tobacco volumes which shipped in fiscal year 2022. Similar logistical constraints impacted fiscal year 2022 which led to an even larger amount of tobacco volumes, reflecting a difference of about $70 million in revenue, which did not ship in fiscal year 2022, compared to the carryover volumes from
-- M O R E --

Universal Corporation

fiscal year 2021. Tobacco shipment volumes in fiscal year 2022 were also reduced due to smaller African burley crops.

“We experienced volatile tobacco and currency markets in Brazil during the fourth quarter of fiscal year 2022. Appreciation of the Brazilian currency coupled with strong demand for leaf tobacco led to unprecedented increases in green prices for leaf tobacco and earlier purchasing of the 2022 Brazilian crop, resulting in disruptions to market dynamics. To fulfill our customers’ orders, leaf tobacco purchases from our contracted farmers this season have been at the prevailing inflated market price for all leaf tobacco regardless of the quality of leaf tobacco. This resulted in larger inventory write downs in the quarter ended March 31, 2022, compared to the prior year’s fourth quarter.

“As we move into fiscal year 2023, we are seeing strong demand for our plant-based ingredients and tobacco products. We believe leaf tobacco supply for flue-cured, burley, dark air-cured, and oriental tobaccos to be in an undersupply position. At the same time, we continue to see opportunities to increase market share and expand the supply chain services we provide our customers. We expect continued logistical constraints as well as higher costs, particularly freight, raw materials, labor, fertilizer, and energy, in both our tobacco and ingredients businesses. We are actively working to mitigate these challenges, and I am confident that we can deliver another good year.

“We remain focused on returning value to our shareholders and promoting sustainability in our operations. We are extremely proud to deliver value to our shareholders though dividend increases such as our 52nd annual dividend increase announced today. Increasing our strong dividend remains one of the strategic priorities of our capital allocation strategy. We have also achieved some important milestones in our sustainability efforts in fiscal year 2022, notably releasing goals and targets around agricultural labor practices and environmental performance and publishing our 2021 Sustainability Report in December. We were also named a 2021 Supplier Engagement Leader by CDP, earning recognition for our work in engaging our suppliers on climate change. We look forward to attaining new achievements with our sustainability programs in fiscal year 2023.”

-- M O R E --

Universal Corporation

FINANCIAL HIGHLIGHTS
	Fiscal Year Ended March 31,		Change
(in millions of dollars, except per share data)	2022	2021	$	%

Consolidated Results
Sales and other operating revenue	$2,103.6	$1,983.4	$120.2	6%
Cost of goods sold	1,694.7	1,597.4	97.3	6%
Gross Profit Margin	19.44%	19.46%	---	-2 bps
Selling, general and administrative expenses	240.7	219.8	20.9	10%
Restructuring and impairment costs	10.5	22.6	(12.1)	(54)%
Operating income (as reported)	160.3	147.8	12.5	8%
Adjusted operating income (non-GAAP)*	173.6	172.9	0.7	0%
Diluted earnings per share (as reported)	3.47	3.53	(0.06)	(2)%
Adjusted diluted earnings per share (non-GAAP)*	3.79	4.25	(0.46)	(11)%
Segment Results
Tobacco operations sales and other operating revenues	$1,835.8	$1,841.8	$(6.0)	0%
Tobacco operations operating income	157.8	168.8	(11.1)	(7)%
Ingredients operations sales and other operating revenues	267.8	141.5	126.3	89%
Ingredients operations operating income	16.6	0.4	16.2	4,418%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below

Net income for the year ended March 31, 2022, was $86.6 million, or $3.47 per diluted share, compared with $87.4 million, or $3.53 per diluted share, for the year ended March 31, 2021. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share decreased by $10.8 million and $0.46, respectively, for the year ended March 31, 2022, compared to the year ended March 31, 2021. Operating income of $160.3 million for the year ended March 31, 2022, increased by $12.5 million, compared to operating income of $147.8 million for the year ended March 31, 2021. Adjusted operating income, detailed in Other Items below, of $173.6 million increased by $0.7 million for the year ended March 31, 2022, compared to adjusted operating income of $172.9 million for the year ended March 31, 2021.

Net income for the quarter ended March 31, 2022, was $25.8 million, or $1.03 per diluted share, compared with $39.4 million, or $1.58 per diluted share, for the quarter ended March 31, 2021. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share decreased by $15.3 million and $0.62, respectively, for the quarter ended March 31, 2022, compared to the quarter ended March 31, 2021. Operating income of $57.1 million for the quarter ended March 31, 2022, decreased by $5.6 million, compared to operating income of $62.7 million for the quarter ended March 31, 2021. Adjusted operating income, detailed in Other Items below, of $57.1 million decreased by $8.2 million for the fourth quarter of fiscal year 2022, compared to adjusted operating income of $65.3 million for the fourth quarter of fiscal year 2021.

Consolidated revenues increased by $120.2 million to $2.1 billion for the year ended March 31, 2022, compared to the year ended March 31, 2021, on the addition of the businesses acquired in the Ingredients Operations segment and lower tobacco sales volumes partially offset by higher average sales prices in the Tobacco Operations segment. In the quarter ended March 31, 2022, consolidated revenues increased by $29.4 million to $647.0 million, compared to the quarter ended March 31, 2021, on the inclusion of the Shank’s acquisition in the Ingredients Operations segment and higher tobacco sales prices.

-- M O R E --

Universal Corporation

TOBACCO OPERATIONS
Segment operating income for the Tobacco Operations segment decreased by $11.1 million to $157.8 million and by $9.0 million to $52.2 million, respectively, for the year and quarter ended March 31, 2022, compared to the same periods in fiscal year 2021. Tobacco Operations segment results declined largely due to tobacco shipment timing as well as some tobacco inventory write downs, partially offset by increased value-added services to customers in the year and quarter ended March 31, 2022, compared to the year and quarter ended March 31, 2021. Africa sales volumes were lower in the year and quarter ended March 31, 2022, compared to the same periods in fiscal year 2021, on smaller burley crops as well as slower shipment timing. Sales volumes for Brazil were lower for the year ended March 31, 2022, compared to the year ended March 31, 2021, in part due to lack of vessel and container availability. In addition, inventory write downs resulting from volatile market conditions in Brazil negatively impacted results for the year and quarter ended March 31, 2022. In Asia, although trading volumes were down on higher freight costs, our operations saw a more favorable product mix, as well as increased value-added services for customers during the year and quarter ended March 31, 2022, compared to the same periods in the prior fiscal year. Our operations in Europe experienced significantly higher energy costs in the quarter and year ended March 31, 2022, compared to the same periods in the prior fiscal year. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the year ended March 31, 2022, compared to the year ended March 31, 2021, primarily due to unfavorable foreign currency exchange comparisons, mainly remeasurement, offset in part by the effects of currency hedging activities. Revenues for the Tobacco Operations segment of $1.8 billion for the year and $567.2 million for the quarter ended March 31, 2022, were relatively flat, compared to the same periods in the prior fiscal year, as higher tobacco sales prices largely offset lower sales volumes. Our uncommitted tobacco inventory levels, about 16% of tobacco inventory at March 31, 2022, remained well within our target range.

INGREDIENTS OPERATIONS
Segment operating income for the Ingredients Operations segment was $16.6 million and $6.0 million, respectively, for the year and quarter ended March 31, 2022, compared to segment operating income of $0.4 million and $5.1 million, respectively, for the year and quarter ended March 31, 2021. Results for the segment include our October 2020 acquisition of Silva International, Inc. (“Silva”) and our October 2021 acquisition of Shank’s. For both the year and quarter ended March 31, 2022, our Ingredients Operations saw strong volumes in both human and pet food categories as well as some rebound in demand from sectors that have been impacted by the ongoing COVID-19 pandemic. In addition, the segment saw strong sales of organic-based products, certain dehydrated products, and botanical extracts and flavorings. Selling, general, and administrative expenses for the segment increased in the year and quarter ended March 31, 2022, compared to the same periods in the prior fiscal year, on the addition of the acquired businesses. Revenues for the Ingredients Operations segment increased by $126.3 million to $267.8 million and by $25.2 million to $79.8 million, respectively, for the year and quarter ended March 31, 2022, compared to the year and quarter ended March 31, 2021, primarily on the addition of the revenues for the acquired businesses as well as increased sales prices.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19 and its subsequent variants, including imposing stay-at-home orders, closing “non-essential” businesses and their operations, and restricting international travel. We continue to closely monitor developments related to the COVID-19 pandemic and have taken and continue to take steps intended to mitigate the potential risks and impacts to us. It is paramount that
-- M O R E --

Universal Corporation

our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions during the pandemic with regard to employee and facility hygiene, imposed travel limitations on our employees, implemented work-from-home procedures, and we continue to assess and reevaluate protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the pandemic. To date, we have not experienced a material impact to our supply chain, although the COVID-19 pandemic resulted in delays in certain operations during fiscal year 2021. Since March 2020, we have at times also experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. We are currently seeing and monitoring some logistical constraints around worldwide vessel and container availability and increased costs stemming from the COVID-19 pandemic.

We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations. We will take additional steps and reevaluate current protocols to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

THE CONFLICT IN UKRAINE

We are closely monitoring the tragic situation in Ukraine. Since Russia initiated its current military operations in Ukraine in 2022, business globally has been directly or indirectly impacted. The region is an important supplier of fertilizer, oil, gas, and agricultural products for export to countries around the world, and disruptions in those exports have created or contributed to various economic and commercial challenges including increased energy costs, increased fertilizer costs, and other inflationary impacts. In addition, business in Ukraine, Russia and the surrounding region has been impacted by the temporary suspension of business operations by companies due to safety and security concerns, the divestiture of assets and businesses in the region by their international owners, and government imposition of sanctions targeting Russia and others, including “luxury goods” sanctions that prohibit the supply of tobacco and tobacco products to Russia.

We do not have manufacturing facilities or material subsidiaries in Ukraine or Russia. We do, however, have a number of customers that have historically conducted business there, and some of those customers have previously disclosed the temporary suspension of operations in Ukraine or the divestiture of assets in Russia. We have worked closely with those customers to monitor and understand the impacts the conflict in Ukraine has had on their operations. In some cases we have worked with customers to suspend tobacco orders until such time that customers believe it is safe to reopen their facilities in Ukraine, and in other cases we have coordinated with customers to cancel orders for tobacco destined to Russia and ship some or all of that tobacco to other countries in which those customers have operations that need those quantities and qualities of tobacco.

-- M O R E --

Universal Corporation

At this time, we have not experienced any material direct impact on our business from the ongoing Ukraine conflict. We are unable, however, to estimate the duration or extent of any potential impact on our business from the continuation or potential escalation of the conflict. Such future impacts could be direct, such as the impact of continued or increased governmental prohibitions against shipping tobacco and tobacco products to Russia, or they could be indirect, such as contributing to or increasing costs and other inflationary pressures impacting our global operations and those of our supply chain around the world. We will continue to monitor and evaluate this complex and evolving situation.

OTHER ITEMS
Cost of goods sold in the year ended March 31, 2022, increased by 6% to $1.7 billion and by 6% to $524.7 million in the quarter ended March 31, 2022, compared with the same periods in the prior fiscal year, as a result of the acquisitions in our Ingredients Operations segment as well as variances in sales prices and volumes shipped in the Tobacco Operations segment. Selling, general, and administrative costs for the year and quarter ended March 31, 2022, increased by $20.9 million to $240.7 million and by $6.5 million to $65.2 million, respectively, compared to the same periods in the prior fiscal year, on additional costs from the acquisitions in the Ingredients Operations segment combined with unfavorable foreign currency comparisons. In fiscal year 2022, foreign currency comparisons were approximately $8.1 million unfavorable, compared to fiscal year 2021, mainly due to currency remeasurement variances in Brazil, the Philippines, and Indonesia, partially offset by the effects of currency hedging programs. In the quarter ended March 31, 2022, foreign currency comparisons were approximately $3.3 million favorable, compared to the quarter ended March 31, 2021, as the effects of currency hedging programs offset negative currency remeasurement variances. Interest expense for the year and quarter ended March 31, 2022, increased by $2.8 million to $27.7 million and by $1.1 million to $6.9 million, respectively, largely on higher average debt balances and interest rates.

For the fiscal year and quarter ended March 31, 2022, the Company’s effective tax rate on pre-tax income was 27.2% and 37.2%, respectively. In the fiscal year ended March 31, 2022, the Company recognized a $1.7 million income tax benefit related to a final tax ruling at a foreign subsidiary and a $1.2 million benefit due to finalizing the prior year U.S. tax return. Without these income tax benefits, the adjusted effective tax rate for the fiscal year ended March 31, 2022, would have been 29.2%.

For the fiscal year and quarter ended March 31, 2021, the Company’s consolidated effective tax rate was 23.4% and 29.1%, respectively. For the fiscal year ended March 31, 2021, income tax expense included benefits of $4.4 million for final tax regulations regarding the treatment of dividends paid by foreign subsidiaries and $2.9 million due to amending and finalizing prior year U.S. tax returns. Without these income tax benefits, the consolidated effective tax rate for the fiscal year ended March 31, 2021, would have been approximately 29.2%.

-- M O R E --

Universal Corporation

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:

Adjusted Operating Income Reconciliation
	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands)	2022	2021	2022	2021
As Reported: Consolidated operating income	$57,124	$62,745	$160,315	$147,810
Purchase accounting adjustments(1)	—	—	3,057	2,800
Transaction costs for acquisitions(2)	—	—	2,310	3,915
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	—	—	(2,532)	(4,173)
Restructuring and impairment costs(4)	—	2,598	10,457	22,577
Adjusted operating income	57,124	65,343	$173,607	$172,929

Adjusted Net Income and Diluted Earnings Per Share Reconciliation
(in thousands except for per share amounts)	Three Months Ended March 31,		Fiscal Year Ended March 31,
(all amounts reported net of income taxes)	2022	2021	2022	2021
As Reported: Net income attributable to Universal Corporation	$25,770	$39,361	$86,577	$87,410
Purchase accounting adjustments(1)	—	—	2,415	2,800
Transaction costs for acquisitions(2)	—	—	2,195	3,915
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	—	—	(2,532)	(4,173)
Restructuring and impairment costs(4)	—	1,700	7,879	17,800
Interest expense related to an uncertain tax matter at a foreign subsidiary	—	—	(470)	1,849
Income tax benefit from dividend withholding tax liability reversal(5)	—	—	(1,686)	(4,421)
Adjusted Net income attributable to Universal Corporation	$25,770	$41,061	$94,378	$105,180

As reported: Diluted earnings per share	$1.03	$1.58	$3.47	$3.53
Adjusted: Diluted earnings per share	$1.03	$1.65	$3.79	$4.25
(1)     The Company recognized an increase in cost of goods sold in the third quarters of fiscal year 2022 and 2021, relating to the expensing of fair value adjustments to inventory associated with the acquisition accounting for Shank's (effective October 4, 2021) and Silva (effective October 1, 2020). The adjustment related to the Silva acquisition is not deductible for U.S. income tax purposes.
(2)     The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisitions of Shank's and Silva. A portion of these costs is not deductible for U.S. income tax purposes.
(3)     The Company reversed the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.
(4)     Restructuring and impairment costs are included in Consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share. See Note 4 for additional information.
(5)     The Company recognized income tax benefits related to a favorable final income tax ruling at a foreign subsidiary (fiscal year 2022) and final U.S. tax regulations on certain dividends paid by foreign subsidiaries (fiscal year 2021).

-- M O R E --

Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the COVID-19 pandemic; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation and other stakeholder expectations; economic and political conditions in the countries in which we and our customers operate, including the ongoing impacts from the conflict in Ukraine; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2021 and March 31, 2022, which is expected to be filed later this week. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on May 25, 2022, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through August 25, 2022. A taped replay of the call will be available through June 7, 2022, by dialing (866) 813-9403. The confirmation number to access the replay is 134295.

-- M O R E --

Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as botanical extracts and flavorings for the food and beverage end markets. For more information, visit www.universalcorp.com.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$646,973	$617,590	$2,103,601	$1,983,357
Costs and expenses
Cost of goods sold	524,676	493,610	1,694,675	1,597,354
Selling, general and administrative expenses	65,173	58,637	240,686	219,789
Other income	—	—	(2,532)	(4,173)
Restructuring and impairment costs	—	2,598	10,457	22,577
Operating income	57,124	62,745	160,315	147,810
Equity in pretax earnings of unconsolidated affiliates	1,039	896	6,095	2,985
Other non-operating income (expense)	2,529	(432)	2,687	(440)
Interest income	118	63	917	325
Interest expense	6,947	5,814	27,747	24,954
Income before income taxes	53,863	57,458	142,267	125,726
Income taxes	20,081	16,734	38,663	29,412
Net income	33,782	40,724	103,604	96,314
Less: net income attributable to noncontrolling interests in subsidiaries	(8,012)	(1,363)	(17,027)	(8,904)
Net income attributable to Universal Corporation	$25,770	$39,361	$86,577	$87,410

Earnings per share:
Basic	$1.04	$1.59	$3.50	$3.55
Diluted	$1.03	$1.58	$3.47	$3.53

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2022	2021

ASSETS
Current assets
Cash and cash equivalents	$81,648	$197,221
Accounts receivable, net	385,437	367,482
Advances to suppliers, net	129,838	121,618
Accounts receivable—unconsolidated affiliates	4,540	584
Inventories—at lower of cost or net realizable value:
Tobacco	822,513	640,653
Other	194,161	145,965
Prepaid income taxes	13,095	15,029
Other current assets	116,779	66,806
Total current assets	1,748,011	1,555,358

Property, plant and equipment
Land	23,959	22,400
Buildings	293,935	284,430
Machinery and equipment	668,451	658,826
	986,345	965,656
Less accumulated depreciation	(641,227)	(616,146)
	345,118	349,510
Other assets
Operating lease right-of-use assets	40,243	31,230
Goodwill, net	213,998	173,051
Other intangibles, net	92,571	72,304
Investments in unconsolidated affiliates	81,006	84,218
Deferred income taxes	11,616	12,149
Pension asset	12,667	11,950
Other noncurrent assets	41,115	52,154
	493,216	437,056

Total assets	$2,586,345	$2,341,924

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	March 31,
	2022	2021

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$182,639	$101,294
Accounts payable and accrued expenses	272,042	139,484
Accounts payable—unconsolidated affiliates	5,308	1,282
Customer advances and deposits	13,724	8,765
Accrued compensation	27,281	29,918
Income taxes payable	7,427	4,516
Current portion of operating lease liabilities	10,303	7,898
Current portion of long-term debt	—	—
Total current liabilities	518,724	293,157

Long-term debt	518,547	518,172
Pensions and other postretirement benefits	52,890	57,637
Long-term operating lease liabilities	29,617	19,725
Other long-term liabilities	34,464	59,814
Deferred income taxes	47,334	44,994
Total liabilities	1,201,576	993,499

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—
Common stock, no par value, 100,000,000 shares authorized, 24,550,019 shares issued and outstanding (24,514,867 at March 31, 2021)	330,662	326,673
Retained earnings	1,094,192	1,087,663
Accumulated other comprehensive loss	(84,311)	(107,037)
Total Universal Corporation shareholders' equity	1,340,543	1,307,299
Noncontrolling interests in subsidiaries	44,226	41,126
Total shareholders' equity	1,384,769	1,348,425

Total liabilities and shareholders' equity	$2,586,345	$2,341,924

See accompanying notes.

-- M O R E --

Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Fiscal Year Ended March 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$103,604	$96,314
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	52,521	44,733
Provision for losses (recoveries) on advances and guaranteed loans to suppliers	5,988	5,534
Inventory write-downs	19,944	13,463
Stock-based compensation expense	6,186	6,106
Foreign currency remeasurement loss (gain), net	19,029	(8,475)
Foreign currency exchange contracts	(13,210)	(1,567)
Deferred income taxes	(2,473)	(2,335)
Equity in net income of unconsolidated affiliates, net of dividends	(329)	(296)
Restructuring and impairment costs	10,457	22,577
Restructuring payments	(4,134)	(8,283)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	(2,532)	(4,173)
Other, net	513	(1,373)
Changes in operating assets and liabilities, net:	(150,682)	58,189
Net cash provided by operating activities	44,882	220,414

Cash Flows From Investing Activities:
Purchase of property, plant and equipment	(53,203)	(66,154)
Purchase of business, net of cash held by the business	(102,462)	(161,751)
Proceeds from sale of property, plant and equipment	13,004	11,436
Other	—	(800)
Net cash used by investing activities	(142,661)	(217,269)

Cash Flows From Financing Activities:
Issuance (repayment) of short-term debt, net	79,286	29,396
Issuance of long-term debt	—	150,000
Dividends paid to noncontrolling interests in subsidiaries	(13,390)	(10,881)
Repurchase of common stock	(3,053)	—
Dividends paid on common stock	(76,436)	(75,177)
Debt issuance costs and other	(3,167)	(1,949)
Net cash provided/(used) by financing activities	(16,760)	91,389

Effect of exchange rate changes on cash	(1,034)	1,257
Net increase (decrease) in cash and cash equivalents	(115,573)	95,791
Cash, restricted cash and cash equivalents at beginning of year	203,221	107,430
Cash, Restricted Cash and Cash Equivalents at End of Year	$87,648	$203,221

Supplemental Information:
Cash and cash equivalents	$81,648	$197,221
Restricted cash (Other noncurrent assets)	6,000	6,000
Total cash, restricted cash and cash equivalents	$87,648	$203,221
See accompanying notes.
-- M O R E --

Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (“Universal” or the “Company”), is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands, except per share data)	2022	2021	2022	2021

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$25,770	$39,361	$86,577	$87,410

Denominator for basic earnings per share
Weighted average shares outstanding	24,772,754	24,685,343	24,764,177	24,656,009

Basic earnings per share	$1.04	$1.59	$3.50	$3.55

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$25,770	$39,361	$86,577	$87,410

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,772,754	24,685,343	24,764,177	24,656,009
Effect of dilutive securities
Employee and outside director share-based awards	180,816	175,935	158,719	132,557
Denominator for diluted earnings per share	24,953,570	24,861,278	24,922,896	24,788,566

Diluted earnings per share	$1.03	$1.58	$3.47	$3.53

NOTE 3. SEGMENT INFORMATION

As a result of acquisitions of plant-based ingredients companies in fiscal year 2020 and 2021, during the fiscal year ended March 31, 2021 management evaluated the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. This assessment included an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve contracting, procuring, processing, packing, storing, and shipping leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of next generation tobacco products that are intended to provide
-- M O R E --

Universal Corporation

consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, dehydrated products, botanical extracts, and flavorings. Customers for the Ingredients Operations segment include large multinational food and beverage companies, smaller independent manufacturers, and retail organizations. FruitSmart, Silva, and Shank's are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. Shank's manufactures botanical extracts and flavorings and also offers bottling and custom packaging for customers. In fiscal year 2021, the Company announced the wind-down of CIFI, a greenfield operation that primarily manufactured both dehydrated and liquid sweet potato products. See Note 4 for additional information about the wind-down of CIFI.
Universal incurs overhead expenses related to senior management, sales, finance, legal, and other functions that are centralized at its corporate headquarters, as well as functions performed at several sales and administrative offices around the world. These overhead expenses are currently allocated to the reportable operating segments, generally on the basis of projected annual financial and operational performance, including volumes planned to be purchased and/or processed. Management believes this method of allocation is currently representative of the value of the related services provided to the operating segments. The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates.

-- M O R E --

Universal Corporation

Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income were as follows:

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in thousands of dollars)	2022	2021	2022	2021

SALES AND OTHER OPERATING REVENUES

Tobacco Operations	$567,180	$562,993	$1,835,790	$1,841,837
Ingredients Operations	79,793	54,597	267,811	141,520
Consolidated sales and other operating revenues	$646,973	$617,590	$2,103,601	$1,983,357

OPERATING INCOME

Tobacco Operations	$52,155	$61,174	$157,754	$168,832
Ingredients Operations	6,008	5,065	16,581	367
Subtotal	58,163	66,239	174,335	169,199
Deduct: Equity in pretax earnings of unconsolidated affiliates (1)	(1,039)	(896)	(6,095)	(2,985)
Restructuring and impairment costs (2)	—	(2,598)	(10,457)	(22,577)
Add: Other income (3)	—	—	2,532	4,173
Consolidated operating income	$57,124	$62,745	$160,315	$147,810

(1)Equity in pretax earnings of unconsolidated affiliates is included in reportable segment operating income, but is reported below consolidated operating income and excluded from that total in the consolidated statements of income.
(2)Restructuring and impairment costs are excluded from reportable segment operating income, but are included in consolidated operating income in the consolidated statements of income.
(3)Other income represents the reversal of the contingent consideration liability associated with the acquisition of FruitSmart.
-- M O R E --

Universal Corporation

NOTE 4. RESTRUCTURING AND IMPAIRMENT COSTS
During the fiscal years ended March 31, 2022, 2021, and 2020 Universal recorded restructuring and impairment costs related to business changes and various initiatives to adjust certain operations and reduce costs.
Fiscal Year Ended March 31, 2022
Tobacco Operations
As a result of efforts to exit the idled tobacco operations in Tanzania, the Company reevaluated the carrying values of property, plant, and equipment associated with the Tanzania operations. During the fiscal year ended March 31, 2022, the Company determined the carrying value exceeded the estimated fair value of those assets and recognized a $9.4 million impairment charge.
During the fiscal year ended March 31, 2022, the Company also incurred $2.2 million of termination costs for the Tobacco Operations segment.
Ingredients Operations
During the fiscal year ended March 31, 2022, the Company recognized $1.2 million of net gains on the sale of the remaining property, plant, and equipment associated with the wind-down of the CIFI operations that was announced in fiscal year 2021.
Fiscal Year Ended March 31, 2021
Tobacco Operations
During the fiscal year ended March 31, 2021, the Company incurred $4.4 million of termination and impairment costs associated with the restructuring of tobacco buying and administrative operations in Africa, $1.2 million of combined termination costs in other regions, and a $0.9 million charge for the liquidation of an idled service entity in Tanzania. Total restructuring and impairments costs related to the Tobacco Operations segment were $6.5 million for the fiscal year ended March 31, 2021.
Ingredients Operations
In fiscal year 2021, the Company committed to a plan to wind-down its subsidiary, Carolina Innovative Food Ingredients, Inc. (“CIFI”), a sweet potato processing operation located in Nashville, North Carolina. The CIFI operation was a start-up project initially undertaken by the Company in fiscal year 2015. The decision to wind down CIFI was consistent with the Company’s capital allocation strategy to focus on delivering shareholder value through building and enhancing a plant-based ingredients platform, which includes integrating and exploring the synergies of recently acquired businesses, FruitSmart and Silva. The Company determined that CIFI was not a strategic fit for the platform’s long-term objectives. CIFI’s single-product focused processing facility and ongoing international pricing pressures, among other factors, created challenges that proved insurmountable. As a result of the decision to wind down the CIFI operations, the Company paid termination benefits totaling approximately $0.6 million to employees whose permanent positions were eliminated. In addition to the termination costs, the Company recognized various other costs associated with the wind-down of the CIFI facility. These costs include impairments of property, plant, and equipment (including the factory building), as well as inventory and supply write-downs. The total restructuring and impairment charge incurred for the CIFI wind-down was $16.1 million for the fiscal year ended March 31, 2021.
Fiscal Year Ended March 31, 2020
Tobacco Operations
In fiscal year 2020, the Company recorded restructuring and impairment costs totaling $7.5 million, primarily related to $3.4 million of employee termination benefits for a voluntary workforce reduction at the Company's tobacco facilities in North Carolina, $1.8 million of employee termination benefits for the Company’s operations in Africa, and a $2.2 million impairment charge for machinery used by the Company's operations in Africa. Restructuring and impairment costs were also incurred in connection with downsizing efforts at several other locations around the Company.
-- M O R E --

Universal Corporation

    A summary of the restructuring and impairment costs incurred during the fiscal years ended March 31, 2022, 2021, and 2020 is as follows:

	Fiscal Years Ended March 31,
	2022	2021	2020
Restructuring Costs:
Employee termination benefits	$2,174	$5,237	$5,356
Other restructuring costs	(24)	3,468	—
	2,150	8,705	5,356
Impairment Costs:
Property, plant, and equipment and other noncurrent assets	8,307	13,872	2,187
	$8,307	$13,872	$2,187
Total restructuring and impairment costs	$10,457	$22,577	$7,543

A reconciliation of the Company’s liability for employee termination benefits and other restructuring costs for fiscal years 2020 through 2022 is as follows:

	Employee Termination Benefits	Other Costs	Total
Balance at April 1, 2019	$623	$223	$846
Fiscal Year 2020 Activity:
Costs charged to expense	5,356	—	5,356
Payments and write-offs	(2,564)	(223)	(2,787)
Balance at March 31, 2020	3,415	—	3,415
Fiscal Year 2021 Activity:
Costs charged to expense	5,237	3,468	8,705
Payments and write-offs	(7,282)	(2,855)	(10,137)
Balance at March 31, 2021	1,370	613	1,983
Fiscal Year 2022 Activity:
Costs charged to expense	2,174	(24)	2,150
Payments and write-offs	(3,544)	(589)	(4,133)
Balance at March 31, 2022	$—	$—	$—
Universal continually reviews its business for opportunities to realize efficiencies, reduce costs, and realign its operations in response to business changes. The Company may incur additional restructuring and impairment costs in future periods as business changes occur and additional cost savings initiatives are implemented.
###